Karat Packaging Reports 2025 Second Quarter Financial Results

-- Record Quarterly Net Sales and Net Income --
-- Successful Alternative Sourcing to Navigate Tariff Uncertainty --

CHINO, Calif, August 7, 2025 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2025 second quarter ended June 30, 2025.

Second Quarter 2025 Highlights
•Record quarterly net sales of $124.0 million, up 10.1 percent, from $112.6 million in the prior-year quarter.
•Gross profit of $49.1 million, up 13.1 percent, from $43.4 million in prior-year quarter.
•Gross margin increased to 39.6 percent, from 38.5 percent in prior-year quarter.
•Record quarterly net income of $11.1 million, up 19.8 percent, from $9.2 million in the prior-year quarter.
•Net income margin of 8.9 percent versus 8.2 percent in the prior-year quarter.
•Adjusted EBITDA of $17.7 million, up 12.8 percent, from $15.7 million in the prior-year quarter.
•Adjusted EBITDA margin of 14.3 percent versus 13.9 percent in the prior-year quarter.

Guidance
•Net sales for the 2025 third quarter expected to increase by high single-digit to low double-digits from the prior-year quarter.
•Gross margin for the 2025 third quarter expected to be in the low to mid 30s.
•Adjusted EBITDA margin for the 2025 third quarter expected to be within 10 to 12 percent.
•Full year guidance: Maintaining the 2025 full year guidance on net sales, gross margin and adjusted EBITDA margin, pending potential impact related to additional tariff changes.

“Our record quarterly performance is a testimony to our nimble business model and resilient global supply chain, which allowed us to achieve early success in navigating the supply chain disruptions and trade uncertainty. We are swiftly diversifying our sourcing footprint, reducing sourcing from China to just 10 percent in the second quarter, while implementing plans to further expand across other Asian countries and Latin America to enhance supply chain resilience and flexibility,” said Alan Yu, Chief Executive Officer. “In addition, our ability to quickly ramp up existing domestic manufacturing operations enabled us to respond rapidly to customer needs and win new business. These actions have enhanced our agility and competitiveness in a challenging environment and position us well for the future.”

“Despite a significant foreign currency headwind due to a sudden substantial weakening in the United States Dollar against the New Taiwan Dollar, we delivered record quarterly net sales and net income. With the currency pressure beginning to ease at the start of the third quarter, we believe Karat has a strong foundation for continued profitable growth.”

“Business trends remain strong heading into the third quarter and the remainder of 2025, supported by sustained double-digit sales growth across all major markets, including California. Recent new business wins from large national chains are scheduled to begin shipping in the third and fourth quarter.”

“Additionally, our new Chino warehouse is now fully operational, further enhancing our logistics capabilities and enabling faster delivery times. It also allowed us to build inventory during the quarter in preparation for planned expansion in the second half of the year,” Yu added.

Second Quarter 2025 Financial Results

Net sales for the 2025 second quarter increased 10.1 percent to $124.0 million, from $112.6 million in the prior-year quarter. The increase was primarily driven by an increase of $14.2 million in volume and change in product mix, partially offset by a $3.3 million unfavorable year-over-year pricing comparison.

Cost of goods sold for the 2025 second quarter increased 8.2 percent to $74.9 million, from $69.2 million in the prior-year quarter. The increase was the result of product costs increasing $4.0 million due to sales growth partially offset by more favorable vendor pricing and product mix. Import costs, including ocean freight and duty, also increased $2.1 million as a result of higher import duty and tariff, coupled with a 37.0 percent increase in import volume, as we increased inventory purchases ahead of expected business expansion during the second half of 2025. This was partially offset by a 4.0 percent decrease in average freight container rates during the 2025 second quarter.

Gross profit for the 2025 second quarter increased 13.1 percent to $49.1 million, from $43.4 million in the prior-year quarter. Gross margin for the 2025 second quarter was 39.6 percent, compared with 38.5 percent in the prior-year quarter. Gross margin benefited from lower product costs as a percentage of net sales due to more favorable vendor pricing and product mix as well as a reduction in depreciation expense as a percentage of net sales. These improvements in margin were partially offset by an increase in ocean freight and duty costs as a percentage of net sales from higher import duty and tariff, coupled with increase in import volume, as we increased inventory purchases ahead of expected business expansion during the second half of 2025.

Operating expenses in the 2025 second quarter were $32.6 million, compared with $32.3 million in the prior-year quarter, an increase of 0.8 percent. The increase was mainly driven by $1.7 million of higher shipping costs related to offline orders due to higher sales volume, $1.2 million of higher rent expense due to a higher rate on our Chino, California facility lease extension plus the opening of a new Chino distribution center, and $0.4 million of higher salaries and benefits expenses. These increases were partially offset by a $0.3 million reduction in shipping costs related to online orders despite an increase in the number of packages shipped as we realized a shipping rate reduction, $0.8 million of lower online platform fees, $0.7 million reduction in marketing expense, and a $0.5 million decrease in stock-based compensation. Additionally, the 2025 second quarter included a $0.3 million gain on disposal of machinery in the normal course of business, compared with a $0.5 million loss on disposal of machinery in the normal course of business during the prior-year quarter.

Other expenses, net, was $2.0 million for the 2025 second quarter, compared with other income, net, of $1.0 million in the prior-year quarter. This unfavorable variance was primarily due to a loss on foreign currency transactions of $2.9 million during the 2025 second quarter driven by the weakening of United States Dollar against New Taiwan Dollar, compared with a gain of $0.3 million during the prior-year quarter.

Net income for the 2025 second quarter increased 19.8 percent to $11.1 million, from $9.2 million for the prior-year quarter. Net income margin was 8.9 percent in the 2025 second quarter, compared with 8.2 percent in the prior-year quarter.

Net income attributable to Karat for the 2025 second quarter was $10.9 million, or $0.54 per diluted share, compared with $9.1 million, or $0.45 per diluted share, in the prior-year quarter.

Adjusted EBITDA, a non-GAAP measure defined below, totaled $17.7 million for the 2025 second quarter, compared with $15.7 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 14.3 percent, compared with 13.9 percent for the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.57 per share for the 2025 second quarter, compared with $0.49 per share in the prior-year quarter.

Six-Month 2025 Financial Results

Net sales for the first half of 2025 increased 9.3 percent to $227.6 million, from $208.2 million in the same period last year. Net sales for the first half of 2024 were understated by $0.7 million, which represented products shipped and recognized as revenue in 2023, but not delivered until 2024. The increase in net sales was primarily driven by an increase of $26.1 million in volume and change in product mix, partially offset by a $7.4 million unfavorable year-over-year pricing comparison.

Cost of goods sold for the first half of 2025 increased 8.3 percent to $137.7 million, from $127.2 million in the same period last year. Cost of goods sold for the first half of 2024 were understated by $0.4 million, which represented products shipped and recognized as cost of goods sold in 2023, but not delivered until 2024, as discussed above. The increase in cost of goods sold was the result of product costs increasing $7.0 million due to sales growth partially offset by more favorable vendor pricing and product mix. Import costs, including ocean freight and duty, also increased $4.1 million as a result of higher import duty and tariff, coupled with a 25.9 percent increase in import volume, as we increased inventory purchases ahead of expected business expansion during the second half of 2025, and a 0.1 percent increase in average freight container rates during the first half of 2025.

Gross profit for the first half of 2025 increased 10.9 percent to $89.9 million, from $81.0 million in the same period last year. Gross margin was 39.5 percent for the first half of 2025, compared with 38.9 percent in the same period last year. Gross margin benefited from lower product costs as a percentage of net sales due to more favorable vendor pricing and product mix as well as a reduction in depreciation expense as a percentage of net sales. These improvements in margin were offset by an increase in ocean freight and duty costs as a percentage of net sales from higher import duty and tariff, coupled with an increase in import volume, as we increased inventory purchases ahead of expected business expansion during the second half of 2025.

Operating expenses for the first half of 2025 were $65.5 million, compared with $61.8 million in the same period last year, an increase of 6.0 percent. The increase was mainly driven by $3.3 million of higher shipping costs related to offline orders due to higher sales volume, $1.3 million of higher shipping costs related to online orders due to an increase in the number of packages shipped partially offset by a shipping rate reduction, $2.1 million of higher rent expense due to a higher rate on our Chino, California facility lease extension plus the opening of a new Chino distribution center, $0.6 million of higher salaries and benefit expenses, and $0.5 million of higher professional expenses primarily due to transaction costs in connection with the secondary offering by certain executive officers and stockholders of the Company.

These increases were partially offset by $0.8 million of lower online platform fees, $0.5 million decrease in stock-based compensation, and $0.3 million reduction in marketing expense. Additionally, the first half of 2025 included a $0.3 million gain on disposal of machinery in the normal course of business, compared with a $2.5 million loss during the same period last year, which included a $2.0 million non-cash impairment charge of an operating right-of-use asset resulting from the sublease of the City of Industry warehouse in California and a $0.5 million loss on disposal of machinery in the normal course of business.

Other expenses, net, was $0.9 million in the first half of 2025, compared with other income, net, of $1.3 million in the same period last year. This unfavorable variance was primarily due to a loss on foreign currency transactions of $2.6 million during the first half of 2025 driven by the weakening of United States Dollar against New Taiwan Dollar, compared with a gain of $0.4 million during the same period last year.

Net income increased 13.8 percent to $17.9 million for the first half of 2025, from $15.7 million in the same period last year. Net income margin was 7.8 percent in the first half of 2025, compared with 7.5 percent in the same period last year.

Net income attributable to Karat was $17.3 million, or $0.86 per diluted share, for the first half of 2025, compared with $15.3 million, or $0.76 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, increased to $29.6 million in the first half of 2025, from $29.2 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 13.0 percent in the first half of 2025, compared with 14.0 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.90 per share in the first half of 2025, compared with $0.88 per share in the same period last year.

Dividend

On August 5, 2025, Karat’s board of directors approved another regular quarterly dividend of 0.45 per share on the Company’s common stock, payable on or about August 27, 2025, to stockholders of record as of August 20, 2025.

Investor Conference Call
The Company will host an investor conference call today, August 7, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2025 second quarter results.

Phone: 877-418-4045 (domestic); 412-317-6745 (international)
Conference ID: Karat Packaging Inc.
Webcast: Accessible at https://irkarat.com/events-presentations/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving our financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:
PondelWilkinson Inc.
Judy Lin or Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$123,986	$112,600	$227,610	$208,213
Cost of goods sold	74,879	69,193	137,741	127,204
Gross profit	49,107	43,407	89,869	81,009
Operating expenses
Selling expenses	13,716	13,868	28,127	24,631
General and administrative expenses (including $785 and $689 associated with variable interest entity for the three months ended June 30, 2025 and 2024, respectively; $1,462 and $1,245 associated with variable interest entity for the six months ended June 30, 2025 and 2024, respectively)	19,124	17,893	37,672	34,662
Impairment expense and (gain) loss, net, on disposal of property and equipment	(283)	531	(300)	2,525
Total operating expenses	32,557	32,292	65,499	61,818
Operating income	16,550	11,115	24,370	19,191
Other income (expenses)
Rental income (including $361 and $258 associated with variable interest entity for the three months ended June 30, 2025 and 2024, respectively; $807 and $513 associated with variable interest entity for the six months ended June 30, 2025 and 2024, respectively)	755	600	1,531	891
Other (expenses) income, net	(82)	51	(38)	106
(Loss) gain on foreign currency transactions	(2,867)	317	(2,628)	439
Interest income (including $85 and $133 associated with variable interest entity for the three months ended June 30, 2025 and 2024, respectively; $311 and 346 associated with variable interest entity for the six months ended June 30, 2025 and 2024, respectively)	676	533	1,242	964
Interest expense (including $509 and $519 associated with variable interest entity for the three months ended June 30, 2025 and 2024, respectively; $1,009 and $1,036 associated with variable interest entity for the six months ended June 30, 2025 and 2024, respectively)	(521)	(548)	(1,030)	(1,072)
Total other (expenses) income, net	(2,039)	953	(923)	1,328
Income before provision for income taxes	14,511	12,068	23,447	20,519
Provision for income taxes	3,459	2,841	5,580	4,816
Net income	11,052	9,227	17,867	15,703
Net income attributable to noncontrolling interest	118	127	524	437
Net income attributable to Karat Packaging Inc.	$10,934	$9,100	$17,343	$15,266
Basic and diluted earnings per share:
Basic	$0.55	$0.46	$0.87	$0.76
Diluted	$0.54	$0.45	$0.86	$0.76
Weighted average common shares outstanding, basic	20,058,247	19,994,250	20,047,436	19,981,928
Weighted average common shares outstanding, diluted	20,191,111	20,113,842	20,194,942	20,094,664

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Chains and distributors *	$97,165	$87,228	$177,835	$162,596
Online	20,884	19,546	38,675	34,425
Retail *	5,937	5,826	11,100	11,192
	$123,986	$112,600	$227,610	$208,213

* During the three months ended June 30, 2025, the Company reclassified one customer from the retail to the chains and distributors channel, and recast the corresponding net sales amounts of $1,071,000 and $2,150,000 for the three and six months ended June 30, 2024, respectively, to conform to the current period presentation. The recast had no effect on previously reported consolidated net sales for the three and six months ended June 30, 2024.

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION
(In thousands)

Selected Balance Sheet Information:	June 30, 2025	December 31, 2024
	(Unaudited)
Cash and cash equivalents	$30,549	$31,584
Short-term investments	$26,443	$28,343
Accounts receivable, net of allowance for bad debt	$36,385	$26,736
Inventories	$88,779	$70,722
Total assets	$320,963	$294,522
Accounts payable	$33,160	$17,831
Total current liabilities	$69,498	$46,447
Total liabilities	$158,257	$132,323
Total stockholders’ equity	$162,706	$162,199

Selected Cash Flow Information:	Six Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$17,476	$20,254
Net cash provided by (used in) investing activities	$1,164	$(8,467)
Dividends paid to shareholders	$(18,048)	$(12,996)
Net cash used in financing activities	$(19,675)	$(15,552)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended June 30,
	2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$11,052	8.9%	$9,227	8.2%
Add (deduct):
Interest income	(676)	(0.5)	(533)	(0.5)
Interest expense	521	0.4	548	0.5
Provision for income taxes	3,459	2.8	2,841	2.5
Depreciation and amortization	2,678	2.1	2,660	2.4
Stock-based compensation expense	445	0.4	940	0.8
Secondary offering transaction costs (1)	214	0.2	—	—
Adjusted EBITDA	$17,693	14.3%	$15,683	13.9%

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Six Months Ended June 30,
	2025		2024
	Amounts	% of Net Sales	Amounts	% of Net Sales
Net income:	$17,867	7.8%	$15,703	7.5%
Add (deduct):
Interest income	(1,242)	(0.5)	(964)	(0.5)
Interest expense	1,030	0.4	1,072	0.5
Provision for income taxes	5,580	2.5	4,816	2.3
Depreciation and amortization	5,366	2.4	5,289	2.6
Stock-based compensation expense	791	0.3	1,315	0.6
Secondary offering transaction costs (1)	214	0.1	—	—
Operating right-of-use asset impairment	—	—	1,993	1.0
Adjusted EBITDA	$29,606	13.0%	$29,224	14.0%

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$10,932	$139	$(19)	$11,052
Add (deduct):
Interest income	(592)	(84)	—	(676)
Interest expense	13	508	—	521
Provision for income taxes	3,459	—	—	3,459
Depreciation and amortization	2,374	304	—	2,678
Stock-based compensation expense	445	—	—	445
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$16,845	$867	$(19)	$17,693

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$9,100	$150	$(23)	$9,227
Add (deduct):
Interest income	(400)	(133)	—	(533)
Interest expense	29	519	—	548
Provision for income taxes	2,841	—	—	2,841
Depreciation and amortization	2,356	304	—	2,660
Stock-based compensation expense	940	—	—	940
Adjusted EBITDA	$14,866	$840	$(23)	$15,683

Reconciliation of Adjusted EBITDA by Entity:	Six Months Ended June 30, 2025
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$17,341	$617	$(91)	$17,867
Add (deduct):
Interest income	(931)	(311)	—	(1,242)
Interest expense	22	1,008	—	1,030
Provision for income taxes	5,580	—	—	5,580
Depreciation and amortization	4,759	607	—	5,366
Stock-based compensation expense	791	—	—	791
Secondary offering transaction costs (1)	214	—	—	214
Adjusted EBITDA	$27,776	$1,921	$(91)	$29,606

Reconciliation of Adjusted EBITDA by Entity:	Six Months Ended June 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income	$14,950	$510	$243	$15,703
Add (deduct):
Interest income	(618)	(346)	—	(964)
Interest expense	36	1,036	—	1,072
Provision for income taxes	4,816	—	—	4,816
Depreciation and amortization	4,682	607	—	5,289
Stock-based compensation expense	1,315	—	—	1,315
Operating right-of-use asset impairment	1,993	—	—	1,993
Adjusted EBITDA	$27,174	$1,807	$243	$29,224

Reconciliation of Adjusted Diluted Earnings Per Common Share:	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Diluted earnings per common share:	$0.54	$0.45	$0.86	$0.76
Add (deduct):
Stock-based compensation expense	0.02	0.05	0.04	0.06
Operating right-of-use asset impairment	—	—	—	0.10
Secondary offering transaction costs (1)	0.01	—	0.01	—
Tax impact	—	(0.01)	(0.01)	(0.04)
Adjusted diluted earnings per common shares	$0.57	$0.49	$0.90	$0.88
(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering by certain executive officers and stockholders of the Company, which were directly related to the offering and were incremental to our normal operating expenses.

Reconciliation of Free Cash Flow:	Six Months Ended June 30,
	2025	2024
Cash from operating activities	$17,476	$20,254
Deduct:
Purchase of property and equipment	(274)	(415)
Deposits paid for property and equipment	(989)	(2,041)
Free Cash Flow	$16,213	$17,798
Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) operating right-of-use asset impairment, and (vii) costs related to the secondary offering by certain executive officers and stockholders of the Company.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, operating right-of-use asset impairment, and adjusted for the related tax effects of these adjustments.
•Free Cash Flow is calculated as cash from operating activities less cash used in (i) purchases of property and equipment, and (ii) deposits paid for property and equipment.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our financial performance or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

With respect to our financial targets for the 2025 third quarter and 2025 full year adjusted EBITDA margin, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statements of income and cash flows prepared in accordance with GAAP, that would be required to produce such a reconciliation.